                                EXHIBIT 10.17

                             CONSULTING AGREEMENT
                         ___________________________

 This consulting agreement (hereinafter referred to as "Agreement") is entered into as of the 1st day of January, 2001, by and between Joseph
 F. Toot, Jr., (hereinafter referred to as "Consultant") and The Timken
 Company (hereinafter referred to as "Company"), a corporation organized and existing under the laws of the State of Ohio.
 WHEREAS, Consultant was employed for many years as an officer of the
 Company and has acquired extensive experience and developed important relationships which the Company wishes to utilize by retaining Consultant to perform certain services as described herein; and
 WHEREAS, Consultant resigned as an officer and retired as an employee on
 December 31, 1997, under the Company's retirement program.
 NOW, THEREFORE, in consideration of the mutual promises and covenants, it is hereby agreed by and between the parties as follows:
 1.   In consideration for Consultant's services as hereinafter described, the Company agrees to pay Consultant $100,000.00 per year payable in quarterly payments of $25,000.00 to be paid on the last day of each calendar quarter beginning March 31, 2001.
 2.   The services to be performed by Consultant shall consist of the following:
      (1) Provide counsel and advice to the Company on various matters from time to time as requested by the Chairman and CEO and either of the
      Chief Operating Officers of the Company; (2) continue his relation-
      ships with customers and others in the bearing and steel industry and make calls on and entertain such persons on behalf of the Company;
      (3) continue mentoring program with senior executives; and (4) work with the President and COO of the Company to enhance contacts in Europe.
 3.   It is anticipated that Consultant will devote the equivalent of approx-
      imately four days per month to the performance of the services described above.  The days on which Consultant will perform services under this
      Agreement, and the number of hours devoted to the performance of such services on any given day, will be determined by Consultant in his sole discretion.
 4.   The Company will provide an office and secretarial services for the
      Consultant to assist him in performing the services described in this
      Agreement.  Consultant is not required to make use of such office or secretarial assistance and may perform the services requested under this Agreement at any location of his choice, whether inside or outside of Ohio.

 5.   Consultant shall be entitled to the use of Company aircraft in connection with performing services under this Agreement, provided, however, that commercial aviation will be used when practical and that scheduling for Corporate Officers shall take precedence to the extent practical.  Consultant shall be entitled to use first class air travel.
 6.   The Company will reimburse Consultant for all reasonable and necessary expenses incurred in the performance of the services described in this Agreement.
 7.   Consultant agrees that he shall treat confidentially any material, non-public information, trade secrets, or proprietary data of the
      Company that he obtains during the course of performing his services under this Agreement.
 8.   Consultant agrees that, during the term of this Agreement and for three years after the termination of this Agreement, he shall not provide services to any third party that is a direct competitor of the Company.
      Subject to the foregoing, Consultant may provide consulting or other services to other parties during the term of this Agreement and at anytime thereafter.
 9.   It is agreed that Consultant shall render his services as an independent contractor and that no relationship of employer-employee shall result from the execution of this Agreement or from the performance of any services hereunder.
 10.  Consultant shall have the right to determine when, where, how and in what manner he will perform the services under this Agreement.  It is understood that as an independent contractor, Consultant is not under the direction or control of the Company when rendering the services requested of him under this Agreement and is expected to exercise independent judgment when providing services under this Agreement.
      Moreover, Consultant shall not be entitled to any Company benefits as a result of performing services under this Agreement, and the Company shall not pay or withhold any federal, state, or local income tax or payroll tax of any kind on behalf of the Consultant.
 11.  This Agreement shall be for a term of two years terminating on December
      31, 2002, provided, however, that either party may cancel and terminate this Agreement at any time by giving a sixty-day written notice to the other party of its the desire to do so.  Moreover, this Agreement will terminate immediately if Consultant dies, becomes permanently disabled, or breaches any material term of this Agreement.  If this Agreement is terminated prior to December 31, 2002, the quarterly payment to which
      Consultant would otherwise be entitled to receive will be pro-rated based on the number of days the Agreement was in effect during the calendar quarter in which the Agreement was terminated.  The provisions of Paragraphs 8 and 9 hereof shall continue in full force and effect notwithstanding the termination of this Agreement.

 12.  This Agreement constitutes the entire agreement between the parties relative to the services referred to herein and supersedes all previous negotiations and understandings, oral or written, relative to such services.  Notwithstanding the foregoing, nothing contained herein shall affect or adversely impact any compensation or benefits to which
      Consultant is entitled as a result of his employment by the Company prior to December 31, 1997, and his retirement on said date.
 13.  This Agreement shall be construed, interpreted and applied, and the legal relationship created herein shall be determined, in accordance with the laws of the State of Ohio.

 In witness whereof, the parties have executed this Agreement as of the date first above written.
                              THE TIMKEN COMPANY
                              By: /s/ W. R. Timken, Jr.
                                  ____________________________________
                                  Chairman and Chief Executive Officer
                                  ____________________________________
                                   (Title)

                                  /s/ Joseph F. Toot, Jr.
                                  ____________________________________
                                   Joseph F. Toot, Jr.